EXHIBIT 17.1

                   Notice of Resignation of Richard Shore, Jr.


From: Beau Shore

Sent: Wednesday, 22 June, 2005

To: Richard R. Canney; Douglas G. Manner; Murray J. Feiwell

Subject: resignation


Fellow Board Members,

Please consider this my written notice of resignation from all of my positions associated with Rio Vista Energy Partners including its Board of Directors effective immediately.

My continued style differences and disagreements over reporting requirements with the Board have led me to this decision.

I wish the Partnership well in the future.

Beau